                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): February 18, 1998

                           BECKMAN INSTRUMENTS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                 ----------------------------------------------
                 (State or other Jurisdiction of Incorporation)


       001-10109                                       95-104-0600
------------------------                   ------------------------------------
(Commission File Number)                   (IRS Employer Identification Number)



             2500 Harbor Boulevard, Fullerton, CA       92834-3100
             -----------------------------------------------------
             (Address of Principal Executive Offices)   (Zip Code)



                                 (714) 871-4848
                         -----------------------------
                         Registrant's Telephone Number

                                     INDEX
                                     -----


                                                                           Page
                                                                           ----
Item 5.         Other Events .............................................    1

Item 7.         Financial Statements, Pro Forma
                Financial Information and Exhibits .......................    2

Signature ................................................................  S-1

Exhibit Index ............................................................  E-1

Exhibit 23.1 .............................................................  E-2

Exhibit 23.2 .............................................................  E-3

Item 5.  Other Events.

         On October 31, 1997, in connection with Beckman Instruments, Inc.'s (the "Company" or "Beckman") acquisition (the "Acquisition") of Coulter Corporation ("Coulter"), the Company entered into a $1.3 billion credit facility, consisting of an $800.0 million revolving credit facility (the "Revolving Credit Facility") and a $500.0 million term loan facility (the "Term Loan").

         As of February 1, 1998, there were $750.0 million outstanding under the Revolving Credit Facility and $300.0 million outstanding under the Term Loan. In addition, as of February 1, 1998, there was $100.0 million of the Company's 7.05% Debentures due 2026 (the "Old Debentures") outstanding. The Company expects to incur $400.0 million of new indebtedness (the "Proposed Financing") to prepay all of the Term Loan borrowings and to finance a tender offer of any and all of its Old Debentures. In the event that less than all of the Old Debentures are tendered in such tender offer, an amount equal to the untendered principal amount thereof will be applied to repay a portion of the Revolving Credit Facility.

         In connection with the Proposed Financing, the Company prepared certain financial statements and other information for Coulter for the six months ended September 30, 1996 and 1997, certain financial statements for Coulter for the seven months ended October 31, 1997 and certain pro forma financial statements of the Company. Such information is provided in this Report under the captions:
(i) "Item 5. Results of Operations of Coulter: Six Months Ended September 30, 1997 as Compared to Six Months Ended September 30, 1996"; (ii) "Item 5. Cash Flow for Coulter for Six Months Ended September 30, 1997"; (iii) "Item 7. Selected Historical Financial Information of Coulter"; (iv) "Item 7. Pro Forma Financial Statements"; and (v) "Item 7. Consolidated Financial Statements of Coulter."

RESULTS OF OPERATIONS OF COULTER: SIX MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1996

     The following table sets forth, for the period indicated, the results of operations as a percentage of sales:

                                                        SIX MONTHS
                                                          ENDED
                                                      SEPTEMBER  30,
                                                      ---------------
                                                      1997       1996
                                                      ----       ----
                                                        (UNAUDITED)
Sales...............................................  100%       100%
Operating costs and expenses
  Cost of sales.....................................  52.3       51.6
  Selling, general and administrative expenses......  32.8       34.4
Operating income before research and development
  expense...........................................  14.9       14.0
Research and development............................  11.1       13.6
Operating income....................................   3.8        0.4
Other (income) expense..............................   1.1        0.3
Income before income taxes..........................   2.7        0.1
Net earnings........................................   1.9        0.1

     Coulter experienced net sales growth of 4.3% compared to the comparable period in the prior year. Instrument sales increased 16.0% while reagent sales were relatively unchanged. The release of the GEN*S and AC*T series of hematology products during 1997 mainly accounted for the increase in instrument sales, while reagent sales were adversely affected by increased discounting in the U.S. and a strengthening dollar in overseas markets.

     Gross profit margin as a percentage of sales decreased by less than 1% as higher selling prices on GEN*S products were offset by increased warranty costs in direct sales markets. In addition, competitive market pressures in the U.S. and international markets contributed to overall lower sales prices on instrument and reagent products, resulting in a decrease in gross profit.

     Selling, general, and administrative expenses as a percentage of sales decreased by 1.6% primarily due to reduced expenses in the international operations resulting from cost reduction measures and a strengthening U.S. dollar. Research and development expenses as a percentage of sales decreased 2.5%, and in absolute dollars $6.2 million, due to a reorganization to improve productivity and efficiency.

     The net increase in non-operating expense of $2.7 million is attributable to an increase in foreign exchange gains in the U.S., offset by Coulter's portion of expenses relating to its investments in two development stage companies.

     For the six months ended September 30, 1997, Coulter's income before provision of income taxes and net income increased $8.4 million and $6.1 million, respectively, compared to the comparable period in the prior year.

CASH FLOW FOR COULTER FOR SIX MONTHS ENDED SEPTEMBER 30, 1997

     For the six months ended September 30, 1997, net cash provided by operating activities was $29.8 million compared with $38.0 million of cash used in operating activities for the comparable period in the prior year. An increase in net income of $6.1 million and fluctuations in accounts receivable, inventories, other assets, and accrued liabilities accounted for the increase. A significant decrease in collection days in the U.S. contributed to a $28.9 decrease in accounts receivable compared to a $16.6 million decrease in the comparable period of the prior year. Inventory growth was $10.3 million, compared to $27.9 million in the prior year period, as inventory build up was reduced due to the release of the GEN*S and AC*T products in fiscal year 1997. In addition, a stronger U.S. dollar in overseas markets, especially Europe and Japan, also contributed to the reduction in inventory. Other assets increased $2.2 million, primarily due to a $4.2 million investment by Coulter for a 6.6% interest in Lab-Interlink, Inc. Accrued liabilities decreased $0.5 million, compared to a decrease of $26.6 million in the prior year period. Payments relating to the Success Sharing bonus program and the termination of Coulter's defined benefit plan accounted for the decrease in the comparable period of the prior year.

     For the six months ended September 30, 1997, net cash used in investing activities was $13.4 million compared with $27.9 million of cash used in investing activities for the comparable period in the prior year. Capital expenditures were $14.4 million, a reduction of $22.5 million from the prior year period, mainly caused by a decrease in spending for computer hardware and software. Offsetting the decrease in capital expenditures was an increase of $6.2 million in cash used from investing activities resulting from an increase in Coulter's leasing business due to the release of new products during the six months ended September 30, 1997.

     Net cash used in financing activities for the six months ended September 30, 1997 was $16.2 million compared to $47.9 million of net cash provided by financing activities for the comparable period in the prior year. A reduction of $54.0 million in proceeds from long-term debt coupled with an increase of $17.7 million in principal payments largely accounted for the increase in cash used in financing activities.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                                                                                        PAGE
                                                                                        ----
Selected Historical Financial Information of Coulter..................................  F-1
Pro Forma Financial Statements........................................................  F-2
Pro Forma Balance Sheet...............................................................  F-3
Pro Forma Statement of Operations.....................................................  F-4
Notes to Pro Forma Financial Statements...............................................  F-5

COULTER CORPORATION AND SUBSIDIARIES:
Independent Auditors' Report (KPMG Peat Marwick LLP)..................................  F-7
Report of Independent Certified Public Accountants (Arthur Andersen LLP)..............  F-8
Consolidated Balance Sheets as of March 31, 1997 and 1996.............................  F-9
Consolidated Statements of Operations for the seven months ended October 31, 1997 and the years ended March 31, 1997, 1996 and 1995.......................................  F-10
Consolidated Statements of Stockholders' Equity for the seven months ended October 31,
  1997 and the years ended March 31, 1997, 1996 and 1995..............................  F-11
Consolidated Statements of Cash Flows for the seven months ended October 31, 1997 and the years ended March 31, 1997, 1996 and 1995.......................................  F-12
Notes to Consolidated Financial Statements............................................  F-13
Unaudited Condensed Consolidated Statements of Income for the six months ended
  September 30, 1997 and 1996.........................................................  F-31
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended
  September 30, 1997 and 1996.........................................................  F-32
Notes to Unaudited Condensed Consolidated Financial Statements........................  F-33

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BECKMAN INSTRUMENTS, INC.

                                         By  /s/  JAMES T. GLOVER
                                             -------------------------------
                                             James T. Glover
                                             Vice President and Controller

Dated: February 18, 1998

              SELECTED HISTORICAL FINANCIAL INFORMATION OF COULTER

     The Selected Historical Financial Information below should be read in conjunction with the Consolidated Financial Statements of Coulter included elsewhere in this report and the information contained in "Item 5. Other Events." The Selected Historical Financial Information for the six-month periods ended September 30, 1997 and 1996 are derived from unaudited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary to present fairly the data for such periods.

                                                                   SIX MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                               -------------------
                                                                1997         1996
                                                               ------       ------
                                                              (DOLLARS IN MILLIONS)
SUMMARY OF OPERATIONS:
  Sales......................................................  $330.3       $316.7
  Cost of sales..............................................   172.7        163.4
  Selling, general and administrative expenses...............   108.3        108.9
  Research and development expenses..........................    36.8         43.0
                                                               ------       ------
  Operating income...........................................    12.5          1.4
  Other expense (income), net................................     3.7          1.0
                                                               ------       ------
  Income before income taxes.................................     8.8          0.4
                                                               ------       ------
  Net income.................................................  $  6.4       $  0.3
                                                               ======       ======
FINANCIAL POSITION (END OF PERIOD):
  Current assets.............................................  $355.6       $346.0
  Current liabilities........................................   274.8        277.8
  Working capital............................................    80.8         68.2
  Property, plant and equipment, net.........................   129.8        126.3
  Total assets...............................................   576.0        565.7
  Long-term debt, less current maturities....................    83.0         84.6
  Stockholders' equity.......................................   152.9        137.0
OTHER DATA:
  Capital expenditures.......................................  $ 14.4       $ 36.9
  Depreciation and amortization..............................    12.5         11.8
  Number of employees (unaudited)............................   5,077        5,290

---------------

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma balance sheet as of December 31, 1997 has been prepared to illustrate the effect of the Proposed Financing and the application of the net proceeds therefrom, as if they had occurred on December 31, 1997. The following unaudited pro forma statement of operations of Beckman and Coulter for the year ended December 31, 1997 has been prepared to illustrate the effect of the Acquisition, the Proposed Financing and the application of the net proceeds therefrom, as if they had occurred as of January 1, 1997. The pro forma statement of operations for the year ended December 31, 1997 includes the results of Coulter for the ten months ended October 31, 1997. The results of Coulter for the two months ended December 31, 1997 are included in Beckman's consolidated statement of operations for the year ended December 31, 1997, as filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K on February 11, 1998. The pro forma adjustments also give effect to the spin-off of Coulter's interest in Coulter Pharmaceutical, Inc. ("Coulter Pharmaceutical") and a spin-off of a portion of the capital stock of Coulter Cellular Therapies, Inc. ("Coulter Cellular"), which were completed prior to the Acquisition, as if such spin-offs were completed prior to January 1, 1997. The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Pro Forma Financial Statements.

     The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of the Company that would have been reported had the Acquisition, the Proposed Financing and the application of the net proceeds therefrom occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of the Company at any future date or the consolidated results of operations of the Company for any future period. Furthermore, no effect has been given in the pro forma statement of operations for synergies or costs, if any, that may be realized through the combination of Beckman and Coulter. The pro forma financial statements, including the notes thereto, should be read in conjunction with the Consolidated Financial Statements of the Company, as filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

                            PRO FORMA BALANCE SHEET
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)


                                                ASSETS

                                                            BECKMAN          PRO FORMA      PRO FORMA
                                                       DECEMBER 31, 1997    ADJUSTMENTS      COMBINED
                                                       ------------------   -----------     ----------
Current assets:
  Cash and equivalents...............................       $   33.1         $    (4.8)(a)   $   28.3
  Short-term investments.............................            0.4                              0.4
  Trade receivables and other........................          524.6                            524.6
  Inventories........................................          332.3                            332.3
  Deferred income taxes..............................           53.0                             53.0
  Other current assets...............................           33.3                             33.3
                                                            --------          --------       --------
     Total current assets............................          976.7              (4.8)(a)      971.9
Property, plant and equipment, net...................          410.9                            410.9
Intangible assets....................................          444.9                            444.9
Goodwill.............................................          402.8                            402.8
Deferred income taxes................................             --                               --
Other assets.........................................           95.7               4.8(a)        98.4
                                                                                  (2.1)(b)
                                                            --------          --------       --------
          Total assets...............................       $2,331.0         $    (2.1)      $2,328.9
                                                            ========          ========       ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable......................................       $   49.0         $               $   49.0
  Current maturities of long-term debt...............           19.9                             19.9
  Accounts payable...................................           96.3                             96.3
  Accrued compensation...............................           84.6                             84.6
  Other accrued expenses.............................          575.5                            575.5
  Income taxes.......................................           69.6              (0.8)(c)       68.8
                                                            --------          --------       --------
     Total current liabilities.......................          894.9              (0.8)         894.1
Long-term debt, less current maturities..............        1,181.3             400.0(d)     1,181.3
                                                                                (400.0)(d)
Deferred income taxes................................           40.3                             40.3
Other liabilities....................................          132.7                            132.7
                                                            --------          --------       --------
     Total liabilities...............................        2,249.2              (0.8)       2,248.4
Stockholders' equity.................................           81.8              (2.1)(b)       80.5
                                                                                   0.8(c)
                                                            --------          --------       --------
          Total liabilities and stockholders'
            equity...................................       $2,331.0         $    (2.1)      $2,328.9
                                                            ========          ========       ========

                  See Notes to Pro Forma Financial Statements.

                       PRO FORMA STATEMENT OF OPERATIONS
                (DOLLARS IN MILLIONS, EXCEPT AMOUNTS PER SHARE)
                                  (UNAUDITED)

                                         BECKMAN              COULTER
                                       YEAR ENDED         10 MONTHS ENDED       PRO FORMA         PRO FORMA
                                    DECEMBER 31, 1997   OCTOBER 31, 1997(e)   ADJUSTMENTS(f)       COMBINED
                                    -----------------   -------------------   --------------     ------------
Sales.............................      $ 1,198.0             $ 592.1                              $1,790.1
Operating costs and expenses:
  Cost of sales...................          609.7               316.4             $  5.7(g)           931.8
  Marketing, general and
     administrative...............          360.3               186.8                7.8(h)           568.4
                                                                                    13.5(h)
  Research and development........          123.6                64.8                                 188.4
  In-process research and
     development..................          282.0                                 (282.0)(i)             --
  Restructuring charge............           59.4                 5.9              (59.4)(j)            5.9
                                         --------              ------             ------           --------
Operating (loss) income...........         (237.0)               18.2              314.4               95.6
Nonoperating expense:
  Interest income.................           (6.1)               (6.5)                                (12.6)
  Interest expense................           29.4                10.6               50.6(k)            91.2
                                                                                     0.6(l)
  Other, net......................           (8.4)               (8.3)               4.7(m)           (12.0)
                                         --------              ------             ------           --------
Nonoperating expense, net.........           14.9                (4.2)              55.9               66.6
                                         --------              ------             ------           --------
(Loss) earnings before income
  taxes...........................         (251.9)               22.4              258.5               29.0
Income tax provision (benefit)....           12.5                13.0               (6.0)(c)           19.5
                                         --------              ------             ------           --------
Net (loss) earnings...............      $  (264.4)            $   9.4             $264.5           $    9.5
                                         ========              ======             ======           ========
Basic (loss) earnings per share...      $   (9.58)                                                 $   0.34
                                         ========                                                  ========
Weighted average number of shares
  outstanding.....................           27.6                                                      27.6
                                         ========                                                  ========
Diluted (loss) earnings per
  share...........................      $   (9.58)                                                 $   0.33
                                         ========                                                  ========
Weighted average number of shares
  outstanding.....................           27.6                                                      28.6
                                         ========                                                  ========

                  See Notes to Pro Forma Financial Statements.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     The pro forma financial statements and related notes give effect to the Acquisition accounted for as a purchase. The pro forma balance sheet assumes that the Proposed Financing and the application of the net proceeds therefrom were completed as of December 31, 1997 and the pro forma statement of operations assumes that the Acquisition, the Proposed Financing and the application of the net proceeds therefrom were completed on January 1, 1997. The Acquisition was consummated on October 31, 1997. Accordingly, the historical financial statements for the Company for the fiscal year ended December 31, 1997 include the results of Coulter from November 1, 1997, and the pro forma statement of operations for the year ended December 31, 1997 also includes the results of Coulter for the ten months ended October 31, 1997.

     All interim financial data used to develop the pro forma balance sheet and statement of operations are unaudited, but in the opinion of management, reflect all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof.

     The unaudited pro forma statement of operations is not necessarily indicative of operating results which would have been achieved had the Acquisition, the Proposed Financing and the application of the net proceeds therefrom been consummated as of January 1, 1997 and should not be construed as representative of future earnings.

     Under purchase accounting, the total acquisition cost was allocated to Coulter's assets and liabilities based on their relative fair values. The final allocations may be different from the amounts reflected herein. The Company does not believe that the final purchase price allocation will differ significantly from the preliminary purchase price allocation recorded in fiscal 1997. The Company's analysis resulted in an allocation of $282.0 million to in-process research and development which, under generally accepted accounting principles, was expensed immediately after the Acquisition was completed. For additional information on the allocation of the purchase price, see Note 3 to Consolidated Financial Statements of Beckman, as filed with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The pro forma statement of operations for the year ended December 31, 1997 excludes the $282.0 million write-off of in-process research and development and the $59.4 million restructuring charge, as they are non-recurring charges associated with the Acquisition.

     The pro forma basic net earnings per share is based on the weighted average number of common shares of Beckman during the period ended December 31, 1997 and the pro forma diluted net earnings per share reflects the impact of dilutive securities issued and outstanding.

     The following adjustments were recorded in the pro forma financial statements:

           (a) Reflects financing fees and expenses related to the Proposed Financing estimated to be $4.8 million, which will be capitalized and amortized over the term of such debt.

           (b) To write-off unamortized financing fees and expenses on refinanced debt of Beckman and Coulter, including 100% of the Old Debentures. Such write-off will vary if less than 100% of the Old Debentures are tendered.

           (c) Reflects the tax effect of the pro forma adjustments. Goodwill amortization of $7.8 million for fiscal 1997 and the $282.0 million write-off of in-process research and development are not deductible for tax purposes. The effective tax rate of 38% for fiscal 1997 was applied to the other pro forma adjustments described.

           (d) Reflects the increase in debt as a result of the Proposed Financing and the reduction in debt upon application of the proceeds from the Proposed Financing to pay down the existing Term Loan and the Old Debentures.

           (e) Reflects ten months of operations for the period ended October 31, 1997.

           (f) The pro forma adjustments to the statement of operations do not reflect the write-off of financing fees and expenses on refinanced debt of Beckman and Coulter as they will be recorded as extraordinary charges, net of tax. See (b), above.

           (g) Represents additional cost of sales as a result of a step-up in the basis of Coulter's inventory upon allocation of the acquisition cost.

           (h) Reflects the amortization of goodwill of $7.8 million and intangible assets of $13.5 million recorded as a result of the Acquisition. Amortization of intangible assets was calculated on a straight-line basis over periods ranging from 15-30 years. Amortization of goodwill was calculated on a straight-line basis over 40 years.

           (i) To eliminate the one-time write-off of $282.0 million of in-process research and development identified in the purchase price allocation of the Acquisition. The in-process research and development is based upon the economic value of projects in process, which cannot be capitalized under generally accepted accounting principles.

           (j) To eliminate a non-recurring restructuring charge of $59.4 million recorded in fiscal 1997 for estimated costs for closing duplicate facilities of Beckman which, in the opinion of management, have no further useful life as a result of the Acquisition, and for implementation of operating efficiencies, and certain other costs.

           (k) Reflects interest expense for ten months at an assumed average rate of 7.25% on approximately $1,100 million of additional outstanding debt incurred to complete the Acquisition less amounts of Beckman and Coulter debt repaid with the proceeds of such additional debt. Also gives effect to the Proposed Financing and the application of the net proceeds therefrom. Excludes approximately $4.5 million of interest expense due to the fact that the incremental debt was assumed to be net of the $75.0 million paydown resulting from the Company's sale of financial assets, primarily consisting of equipment subject to customer leases and lease receivables. For each 0.25% change in assumed average interest expense on the outstanding indebtedness, annual pro forma interest expense would change by approximately $2.3 million.

           (l) Reflects the amortization of $4.8 million of debt financing fees and expenses incurred in connection with the Proposed Financing over an assumed 7 1/2-year term.

           (m) Reflects the elimination of Coulter's proportionate share of the results of operations of Coulter Pharmaceutical and Coulter Cellular (net of the portion of Coulter Cellular which was retained) included in Coulter's historical results of operations. Prior to the Acquisition, Coulter distributed as dividends to its stockholders 100% of its interest in Coulter Pharmaceutical and two-thirds of its 68% equity interest in Coulter Cellular.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Coulter Corporation:

     We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Coulter Corporation and subsidiaries (the Company) for the seven months ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note O, the stockholders of the Company sold all of their issued and outstanding shares of Class A Common Stock and Class B Common Stock to Beckman Instruments, Inc. This transaction has resulted in a gain to the stockholders; however no adjustments to current assets or liabilities have been reflected in the consolidated financial statements.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Coulter Corporation and subsidiaries and their cash flows for the seven months ended October 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Miami, Florida
December 12, 1997

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Coulter Corporation:

     We have audited the accompanying consolidated balance sheets of Coulter Corporation (a Delaware corporation) and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coulter Corporation and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Miami, Florida,
May 27, 1997 (except with respect to
the matters discussed in Note O, as to
which the date is
August 29, 1997).

                      COULTER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                    1997         1996
                                                                                  --------     --------
CURRENT ASSETS:
  Cash and cash equivalents...................................................... $ 28,782     $ 41,286
  Accounts receivable, net of allowance for doubtful accounts of $7,070 in 1997
     and $6,543 in 1996..........................................................  189,484      173,507
  Current portion of finance receivables, net....................................   20,064       21,270
  Inventories....................................................................  117,502      103,866
  Refundable income taxes........................................................    1,527        2,885
  Prepaid expenses and other current assets......................................   23,607       17,179
                                                                                  --------     --------
          Total current assets...................................................  380,966      359,993
                                                                                  --------     --------
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and
  amortization of $114,219 in 1997 and $102,028 in 1996..........................  131,059      105,915
                                                                                  --------     --------
LONG-TERM PORTION OF FINANCE RECEIVABLES, NET....................................   32,255       37,197
                                                                                  --------     --------
OTHER ASSETS.....................................................................   54,768       56,939
                                                                                  --------     --------
                                                                                  $599,048     $560,044
                                                                                  ========     ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Foreign bank overdraft facilities.............................................. $    852     $    403
  Current maturities of long-term debt...........................................   35,700       47,829
  Note payable due to stockholder................................................    4,000           --
  Notes payable..................................................................   16,310       15,327
  Accounts payable...............................................................   38,829       41,450
  Accrued liabilities............................................................   93,351      107,015
  Income taxes payable...........................................................    6,552        9,953
  Estimated warranty costs.......................................................   15,578       13,870
  Unearned service contract revenue..............................................   33,975       35,636
                                                                                  --------     --------
          Total current liabilities..............................................  245,147      271,483
                                                                                  --------     --------
LONG-TERM DEBT, less current maturities..........................................  135,468       71,895
                                                                                  --------     --------
NOTE PAYABLE DUE TO STOCKHOLDER..................................................   14,550       21,550
                                                                                  --------     --------
ACCRUED PENSION COSTS (NOTE M)...................................................    6,731        6,524
                                                                                  --------     --------
ACCRUED POSTRETIREMENT BENEFIT COSTS.............................................   28,562       26,296
                                                                                  --------     --------
LONG-TERM UNEARNED SERVICE CONTRACT REVENUE......................................   12,487       12,150
                                                                                  --------     --------
DEFERRED INCOME TAXES............................................................    4,114        3,188
                                                                                  --------     --------
MINORITY INTERESTS (NOTES H AND I)...............................................    2,892        1,875
                                                                                  --------     --------
COMMITMENTS AND CONTINGENCIES (NOTES G, O AND P)
STOCKHOLDERS' EQUITY:
     Common stock:
       Class A -- voting -- authorized and outstanding, 9,677 shares in 1997 and
        10,000 shares in 1996 of $1 par value....................................       10           10
       Class B non-voting -- authorized 9,692 shares in 1997 and 10,000 shares in
        1996; outstanding 1,060 shares in 1997 and 1,368 shares in 1996 of $1 par
        value....................................................................        1            1
  Additional contributed capital.................................................   47,955       55,702
  Retained earnings..............................................................  107,795       93,187
  Cumulative translation adjustment..............................................   (6,664)      (3,817)
                                                                                  --------     --------
Total stockholders' equity.......................................................  149,097      145,083
                                                                                  --------     --------
                                                                                  $599,048     $560,044
                                                                                  ========     ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE SEVEN MONTHS ENDED OCTOBER 31, 1997
               AND THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                              SEVEN
                                                              MONTHS
                                                              ENDED
                                                             OCTOBER          YEARS ENDED MARCH 31,
                                                               31,      ----------------------------------
                                                               1997       1997         1996         1995
                                                             --------   --------     --------     --------
NET SALES..................................................  $387,488   $700,887     $685,320     $654,257
COST OF SALES..............................................   203,974    373,424      349,192      340,494
                                                             --------   --------     --------     --------
          Gross profit.....................................   183,514    327,463      336,128      313,763
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............   132,761    217,890      216,920      204,825
RESEARCH AND DEVELOPMENT EXPENSES..........................    40,419     85,787       87,352       73,454
RESTRUCTURING CHARGES......................................        --      5,947           --           --
                                                             --------   --------     --------     --------
          Operating income.................................    10,334     17,839       31,856       35,484
                                                             --------   --------     --------     --------
OTHER EXPENSE (INCOME):
  Interest expense.........................................     7,223     13,572       11,223       13,969
  Interest income..........................................    (4,770)    (9,048)     (10,295)     (11,618)
  Foreign exchange (gain) loss (Note G)....................      (963)    (2,081)      (2,940)       9,703
  Other, net (Note H)......................................       808     (4,745)      (3,799)      (1,400)
                                                             --------   --------     --------     --------
                                                                2,298     (2,302)      (5,811)      10,654
                                                             --------   --------     --------     --------
          Income before provision for income taxes.........     8,036     20,141       37,667       24,830
PROVISION FOR INCOME TAXES.................................     9,058      5,533        4,628        7,507
                                                             --------   --------     --------     --------
          Net (loss) income................................  $ (1,022)  $ 14,608     $ 33,039     $ 17,323
                                                             ========   ========     ========     ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE SEVEN MONTHS ENDED OCTOBER 31, 1997
               AND THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                     COMMON STOCK
                                           ---------------------------------
                                               CLASS A           CLASS B       ADDITIONAL               CUMULATIVE
                                           ----------------   --------------   CONTRIBUTED   RETAINED   TRANSLATION
                                           SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT     TOTAL
                                           ------   -------   ------   -----   -----------   --------   -----------   --------
Balance at March 31, 1994................. 10,000     $10      1,368   $   1    $  55,702    $ 42,825     $(6,718)    $ 91,820
  Net income..............................     --      --         --      --           --      17,323          --       17,323
  Translation adjustment..................     --      --         --      --           --          --       8,992        8,992
                                           -------    ---     ------     ---     --------     -------     -------     --------
Balance at March 31, 1995................. 10,000      10      1,368       1       55,702      60,148       2,274      118,135
  Net income..............................     --      --         --      --           --      33,039          --       33,039
  Translation adjustment..................     --      --         --      --           --          --      (6,091)      (6,091)
                                           -------    ---     ------     ---     --------     -------     -------     --------
Balance at March 31, 1996................. 10,000      10      1,368       1       55,702      93,187      (3,817)     145,083
  Purchase of treasury stock (Note L).....   (323)     --       (308)     --       (7,747)         --          --       (7,747)
  Net income..............................     --      --         --      --           --      14,608          --       14,608
  Translation adjustment..................     --      --         --      --           --          --      (2,847)      (2,847)
                                           -------    ---     ------     ---     --------     -------     -------     --------
Balance at March 31, 1997.................  9,677      10      1,060       1       47,955     107,795      (6,664)     149,097
  Sale of common stock (Note L)...........    216      --         --      --        2,640          --          --        2,640
  Net loss................................     --      --         --      --           --      (1,022)         --       (1,022)
  Dividend distribution (Note H)..........     --      --         --      --           --      (5,833)         --       (5,833)
  Translation adjustment..................     --      --         --      --           --          --      (1,474)      (1,474)
                                           -------    ---     ------     ---     --------     -------     -------     --------
Balance at October 31, 1997...............  9,893     $10      1,060   $   1    $  50,595    $100,940     $(8,138)    $143,408
                                           =======    ===     ======     ===     ========     =======     =======     ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE SEVEN MONTHS ENDED OCTOBER 31, 1997
               AND THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                             SEVEN MONTHS
                                                                                ENDED               YEARS ENDED MARCH 31,
                                                                             OCTOBER 31,    -------------------------------------
                                                                                 1997         1997          1996          1995
                                                                             ------------   ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income........................................................   $   (1,022)   $  14,608     $  33,039     $  17,323
  Adjustments to reconcile net (loss) income to net cash provided by (used
    in) operating activities:
    Depreciation and amortization..........................................       15,647       25,141        23,682        18,764
    Provision for doubtful accounts........................................        1,483        2,609         2,222         3,031
    Provision for inventory obsolescence...................................        7,955       12,370         7,777         7,594
    Provision for postretirement benefit costs.............................        1,414        3,218         2,850         2,757
    Gain on termination of pension plan....................................           --           --        (3,776)           --
    Deferred income tax (benefit) expense..................................       (3,572)      (4,570)       (4,722)          285
    Loss (gain) on disposal of property, plant and equipment...............          476          327        (1,063)          146
    Unrealized foreign exchange loss (gain) on forward contracts...........        2,496         (703)      (10,132)        6,476
CHANGE IN ASSETS AND LIABILITIES:
  (Increase) decrease
    Temporary investments..................................................           --           --         3,758         4,638
    Trade receivable.......................................................       28,989      (16,944)       12,496        (8,562)
    Inventories............................................................      (13,505)     (26,006)      (20,401)       (6,003)
    Refundable income taxes................................................       (1,158)       1,358           181        (1,742)
    Prepaid expenses and other current assets..............................       (4,937)      (3,474)        1,531           453
    Other assets...........................................................        1,223        3,751         4,015        (3,225)
  Increase (decrease)
    Accounts payable.......................................................       (5,236)      (2,621)       (1,834)        2,801
    Accrued liabilities....................................................        2,274      (13,664)       13,015        (3,865)
    Income taxes payable...................................................       10,245       (3,401)        3,469           (60)
    Estimated warranty costs...............................................       (1,812)       1,708        (3,807)          890
    Unearned service contract revenue......................................       (2,397)      (1,661)         (201)        2,861
    Accrued pension costs..................................................         (487)         207       (13,847)        5,035
    Accrued postretirement benefit costs...................................         (312)        (952)       (1,181)         (678)
    Long-term unearned service contract revenue............................         (992)         337         1,103         2,482
                                                                                --------     --------       -------      --------
    Net cash provided by (used in) operating activities....................       36,772       (8,362)       48,174        51,401
                                                                                --------     --------       -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment......................        1,983        3,582         4,114         4,542
  Capital expenditures.....................................................      (17,976)     (58,017)      (31,067)      (31,086)
  Finance lease receivables originated.....................................      (19,582)     (10,833)      (17,685)      (22,098)
  Principal payments received from finance lease receivables...............       15,292       15,339        29,677        27,772
  Payment for business acquisition, net of cash acquired...................           --           --       (22,198)           --
  (Decrease) increase in minority interests................................       (1,531)       1,017           317           762
                                                                                --------     --------       -------      --------
    Net cash used in investing activities..................................      (21,814)     (48,912)      (36,842)      (20,108)
                                                                                --------     --------       -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.............................................       47,839      238,158       142,069        74,446
  Principal payments of long-term debt.....................................     (178,257)    (182,274)     (134,619)     (108,552)
  Principal payments of note payable due to stockholder....................           --       (3,000)           --            --
  Proceeds from Beckman Instruments, Inc...................................      109,674           --            --            --
  Purchase of treasury stock...............................................           --       (7,747)           --            --
  Proceeds from sale of stock..............................................        2,640           --            --            --
  Net (payments) proceeds from notes payable and foreign bank overdraft
    facilities.............................................................         (299)       2,030        (2,890)        4,623
                                                                                --------     --------       -------      --------
    Net cash (used in) provided by financing activities....................      (18,403)      47,167         4,560       (29,483)
                                                                                --------     --------       -------      --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...............         (586)      (2,397)       (9,564)       11,921
                                                                                --------     --------       -------      --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......................       (4,031)     (12,504)        6,328        13,731
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD.......................       28,782       41,286        34,958        21,227
                                                                                --------     --------       -------      --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD.............................   $   24,751    $  28,782     $  41,286     $  34,958
                                                                                ========     ========       =======      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Non cash dividend to stockholders........................................   $    5,833    $      --     $      --     $      --
  Cash paid during the period for:
    Interest...............................................................   $   10,603    $  13,406     $  11,982     $  13,740
                                                                                ========     ========       =======      ========
    Income taxes...........................................................   $    4,433    $  12,742     $   6,589     $   7,422
                                                                                ========     ========       =======      ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- NATURE OF OPERATIONS

     Coulter Corporation and subsidiaries (the "Company") is engaged in the business of developing, manufacturing, distributing, financing and servicing certain medical equipment (predominantly hematology instruments) and related consumable products used in the healthcare industry, research centers and universities. The Company's principal markets are North America, Europe and the Far East.

     The Company's future sales and profitability are largely dependent upon its ability to continue to develop, manufacture, market, finance and service certain medical equipment and related consumable products as described above. Sales can be significantly affected by a variety of factors, including, among other things, the timing of new product development, the availability of competing products, and competitor strategies to expand market share. Certain raw materials and components used in the manufacture of the Company's products are available from limited sources. Changes in raw material suppliers could result in delays in production and higher raw material costs.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of Coulter Corporation and all domestic and foreign subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain 1996 balances have been reclassified to conform to the 1997 presentation.

  Revenue Recognition

     In general, revenue is recognized when a product is shipped. When a customer enters into an operating-type lease agreement, revenue is recognized over the life of the lease. Under a sales-type lease agreement, revenue is recognized at the time of shipment with interest income recognized over the life of the lease. Service revenues are recognized ratably over the life of the service agreement or as service is performed, if not under contract.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents are short-term, highly liquid investments that have an original maturity of three months or less.

  Inventories

     Inventories are stated at the lower-of-cost or market (principally using the first-in, first-out method). Components of inventory cost include materials, labor and manufacturing overhead. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as inventory on hand,

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) estimated time to sell such inventory, and current market conditions. Reserves are provided as appropriate. Inventory consists of the following:

                                                             MARCH 31,     MARCH 31,
                                                               1997          1996
                                                             ---------     ---------
                                                                 (IN THOUSANDS)
            Finished goods.................................  $  79,094     $  72,011
            Work in process................................     14,732        12,595
            Raw materials..................................     23,676        19,260
                                                              --------      --------
                                                             $ 117,502     $ 103,866
                                                              ========      ========

  Finance Receivables

     For leases that qualify as capital leases under Statement of Financial Accounting Standards No. 13, the Company records in its consolidated balance sheets the gross lease receivable and estimated residual value of the leased equipment reduced by the unearned lease income and allowance for doubtful accounts. The unearned lease income is ratably recognized as revenue so as to reflect a constant periodic rate of return on the net investment over the term of the leases, usually five years. Fees and costs related to the establishment of a lease are recognized as an adjustment to the yield of the related lease ratably over the life of the lease.

     Most equipment leases include service contracts and agreements to provide a specified quantity of consumable products at a fixed price (payable monthly) over the term of the lease. All income from these contracts is recognized as the services are rendered and the consumable products are provided.

     The portfolio of lease receivables is reviewed by the Company to determine an appropriate allowance for doubtful accounts balance. The allowance for doubtful accounts includes management's estimate of the amounts expected to be lost on specific leases and for losses on other as of yet unidentified leases included in direct finance lease receivable at March 31, 1997 and 1996. In estimating the potential losses on leases, management relies on historical experience by lease type and current industry trends. The amounts that the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts reported in the consolidated financial statements at March 31, 1997 and 1996.

  Property, Plant and Equipment

     Property, plant and equipment are summarized as follows:

                                                             MARCH 31,     MARCH 31,
                                                               1997          1996
                                                             ---------     ---------
                                                                 (IN THOUSANDS)
            Equipment......................................  $ 149,562     $ 127,998
            Buildings......................................     68,106        62,979
            Equipment leased to others.....................      5,204         3,812
            Leaseholds and leasehold improvements..........      6,978         6,268
                                                              --------      --------
                                                               229,850       201,057
            Less -- Accumulated depreciation and
              amortization.................................  $ 114,219     $ 102,028
                                                              --------      --------
                                                               115,631        99,029
            Land...........................................     15,428         6,886
                                                              --------      --------
                                                             $ 131,059     $ 105,915
                                                              ========      ========

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated service lives principally using the straight-line method. The estimated service lives are as follows:

              Buildings                                               15 - 50 years
              Equipment                                                3 - 10 years

     Leaseholds and leasehold improvements are amortized on a straight-line basis over the shorter of the lives of the leases or the improvements (generally five years). Equipment is leased to others under operating lease terms ranging from one to five years which include cancellation provisions. Such equipment is recorded at cost and is generally depreciated over five years, using the straight-line method of depreciation.

  Accrued Liabilities

     Accrued liabilities consist of obligations that are recorded when expenses are incurred. As of March 31, 1997 and 1996, such liabilities are as follows (In thousands):

                                                             MARCH 31,     MARCH 31,
                                                               1997          1996
                                                             ---------     ---------
            Payroll........................................   $14,375      $  16,247
            Pension........................................     1,887         13,951
            Vacation.......................................    11,852         10,819
            Bonuses........................................     4,149         12,279
            Restructuring..................................     5,947             --
            Taxes, other than income.......................    10,227         11,958
            Other..........................................    44,914         41,761
                                                              -------       --------
                                                              $93,351      $ 107,015
                                                              =======       ========

  Recently Issued Accounting Standards

     The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121") in fiscal year 1997. SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles and excess of cost over fair value of net assets acquired (goodwill). The adoption of SFAS 121 had no impact on the Company's financial position or the results of its operations.

  Excess of Cost Over Fair Value of Net Assets Acquired

     Excess of cost over fair value of net assets acquired (goodwill) is stated on the basis of cost and is amortized, principally on a straight-line basis, over the estimated future periods not exceeding twenty years. Such cost is reviewed for impairment based on an assessment of future operations to ensure that it is appropriately valued.

  Estimated Warranty Costs

     The Company's warranty policy provides for repairs or replacements due to defects in materials and workmanship in instrument products it manufactures for a period of up to one year from the date of sale. Accordingly, a provision is made for the cost of such anticipated warranty expense by a charge to operations in the period of sale.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities.

  Unearned Service Contract Revenue

     The Company sells contracts to provide repair service on its equipment for specified terms. The customer pays for the contract prior to the service being rendered. The contract amount is recorded as unearned service contract revenue and the deferred income is amortized to operations on a straight-line basis over the term of the contract, which is generally one to five years.

  Research and Development Costs

     Research and development costs are charged to operations as incurred.

  Disclosures about Fair Value of Financial Instruments

     The Company's financial instruments include cash, cash equivalents, notes payable, foreign bank overdraft facilities, long-term debt and forward contracts. Each of the financial instrument's carrying value approximates fair value mainly due to their short-term nature, except for long-term debt (See Note
F).

NOTE C -- INTERNATIONAL OPERATIONS

     The following summarizes the combined financial data of consolidated foreign subsidiaries (after elimination of intercompany transactions):

                                         SEVEN MONTHS            YEAR ENDED MARCH 31,
                                       ENDED OCTOBER 31,  ----------------------------------
                                             1997           1997         1996         1995
                                       -----------------  --------     --------     --------
                                                          (IN THOUSANDS)
        Net assets...................      $ 119,522      $113,602     $115,945     $ 95,912
                                            ========      ========     ========     ========
        Net sales....................      $ 187,639      $346,644     $355,394     $320,430
                                            ========      ========     ========     ========
        Net income...................      $  12,371      $ 16,787     $ 18,269     $ 13,614
                                            ========      ========     ========     ========

NOTE D -- LEASING ACTIVITIES

     A summary of financial information regarding the Company's direct financing lease activities is as follows:

                                                    MARCH 31, 1997             MARCH 31, 1996
                                                ----------------------     ----------------------
                                                CURRENT      LONG-TERM     CURRENT      LONG-TERM
                                                PORTION       PORTION      PORTION       PORTION
                                                --------     ---------     --------     ---------
                                                                 (IN THOUSANDS)
    Future minimum lease payments.............  $ 27,664      $39,819      $ 29,624      $45,858
    Unearned lease income.....................    (4,956)      (6,307)       (5,771)      (7,345)
    Allowance for doubtful accounts...........    (2,644)      (1,257)       (2,583)      (1,316)
                                                 -------      -------       -------      -------
                                                $ 20,064      $32,255      $ 21,270      $37,197
                                                 =======      =======       =======      =======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE D -- LEASING ACTIVITIES (CONTINUED)
     Future minimum lease payments receivable for direct financing leases consist of the following at March 31, 1997 (In thousands):

                FISCAL YEAR
                -----------
                  1998.............................................. $27,664
                  1999..............................................  19,183
                  2000..............................................  11,543
                  2001..............................................   5,929
                  2002..............................................   2,499
                  Thereafter........................................     665
                                                                     -------
                                                                     $67,483
                                                                     =======

NOTE E -- NOTES PAYABLE, FOREIGN BANK OVERDRAFT FACILITIES AND NOTE PAYABLE DUE TO STOCKHOLDER

     Notes payable consist primarily of amounts due to banks at varying interest rates ranging from 1.55% to 12.50% and are to be paid within twelve months. Certain notes payable are secured by assets of foreign subsidiaries. Additionally, certain foreign subsidiaries have unsecured overdraft facilities with banks bearing interest up to 20.25%.

     Additionally, the Company maintains a note payable due to a stockholder. The note is unsecured and bears interest at a rate of 12% per annum. Principal payments range from $1,000,000 to $1,550,000 due quarterly through March 2001. Interest payments are due monthly.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE F -- LONG-TERM DEBT

     Long-term debt at March 31, 1997 and 1996, is summarized as follows:

                                                                           1997         1996
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Notes payable to banks at rates ranging from 7% to 12%, secured by finance receivables and related leased equipment. Notes mature as the
  related finance receivables are paid.................................. $ 60,113     $ 61,239
Bankers acceptances and notes payable to bank at rates of 6.4% to 8.5%
  under an agreement which expires in August 1998.......................   50,054        9,700
Lease loans and revolving term loan at rates ranging from 5% to 10.25%, secured by assets of a foreign subsidiary, payable in monthly
  installments through fiscal year 2002.................................    4,323        3,296
Notes payable to various banks at rates ranging from 5.8% to 8.75%, due in quarterly and annual installments. This debt was incurred for and
  secured by new building and improvements..............................    3,079        3,960
Notes payable to bank at various interest rates ranging from 7.4% to
  9.8% under the terms of a revolving credit agreement. Secured by equipment leased to third parties and building. Payable in monthly installments matching the life of applicable lease contracts, but not
  exceeding 60 months...................................................    3,742        6,184
Payable for settlement of patent and royalties infringement (See Note
  J)....................................................................    2,000        4,000
Mortgage notes secured by land and building at rates ranging from 9.6%
  to 9.7%, payable in quarterly installments through 2014...............    7,710        8,969
Notes payable secured by land, building and trade receivables with interest rates ranging from 1.55% to 4.25%. Principal and interest payments are due on a quarterly and semi-annual basis through fiscal
  year 2000.............................................................    8,234        9,368
Mortgage note secured by land and building at a fixed rate of 4.86%,
  payable in equal monthly payments through May 2016....................   14,180           --
Unsecured revolving line of credit, interest payments are due quarterly
  based on LIBOR rate plus 1.5%, principal payment due August 1998......    3,924           --
Other...................................................................   13,809       13,008
                                                                         --------     --------
                                                                          171,168      119,724
     Less -- current maturities of long-term debt.......................   35,700       47,829
                                                                         --------     --------
                                                                         $135,468     $ 71,895
                                                                         ========     ========

Future maturities of long-term debt are as follows (In thousands):

                FISCAL YEAR
                -----------
                1998............................................    $ 35,700
                1999............................................      83,194
                2000............................................      15,832
                2001............................................      10,007
                2002............................................       5,071
                Thereafter......................................      21,364
                                                                    --------
                                                                    $171,168
                                                                    ========

     The Company maintains bankers acceptances and a note payable revolving credit agreement (the "Credit Agreement") up to a maximum of $60,000,000 principal amount of domestic and Eurodollar loan borrowings. This facility also allows the Company to enter into forward contracts for the sale of foreign currency (See Note G). The maximum borrowing amount is the lesser of $60,000,000 or the borrowing base, as defined, provided that the aggregate amount of issued and unexpired letters of credit and drafts do not exceed

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE F -- LONG-TERM DEBT (CONTINUED)
$10,000,000. The Credit Agreement expires in August 1998. At March 31, 1997, borrowings under the Credit Agreement of $50,054,000 were classified as long-term debt. At March 31, 1996, borrowings of $9,700,000 were outstanding and classified as current maturities of long-term debt.

     Under the Credit Agreement, interest payable on the domestic note payable is at the prime rate in effect for each interest period. Interest payable on the Eurodollar and bankers acceptances is variable based on the LIBOR rate plus up to 1.00% per annum.

     The Credit Agreement is secured by certain domestic assets of the Company and a licensing agreement relating to the use and benefit of certain intangibles of the Company. The Credit Agreement is also guaranteed by the stockholders of the Company.

     The Credit Agreement contains certain covenants related to minimum requirements for the maintenance of tangible net worth plus subordinated indebtedness, maximum inventory to sales ratio, leverage ratio, consolidated earnings before interest and taxes to net interest expense, intercompany indebtedness and limitations on capital expenditures, investments and other domestic indebtedness.

     The Company is also restricted from making any distributions to the stockholders. At March 31, 1997, the Company is in compliance with all required covenants.

     Based on the borrowing rates currently available to the Company for notes payable and debt with similar terms and average maturities, management has estimated the fair value of long-term debt to be $192,330,000 at March 31, 1997 and $140,745,000 at March 31, 1996.

NOTE G -- DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS

     At March 31, 1997, 1996 and 1995, the Company had outstanding foreign currency forward contracts which typically mature within one year. The purpose of these contracts is to hedge the Company's foreign exchange exposure with respect to foreign currency cash flows received from foreign subsidiaries. The Company does not speculate in the foreign exchange market. The forward contracts require the Company to sell foreign currencies at a contracted exchange rate. As provided by the Credit Agreement, the Company is committed to sell such foreign currencies to the bank. At March 31, 1997, 1996 and 1995 these sale commitments were $64,552,000, $74,523,000, and $86,865,000 respectively. Additionally, the
Company is committed to sell $9,490,000, $12,801,000 and $16,708,000 in foreign currencies to another bank as of March 31, 1997, 1996 and 1995, respectively. Foreign exchange contracts are valued at the spot rate on March 31, 1997, 1996 and 1995, which approximates the quoted market rate. The difference between the spot rate at inception of the foreign currency forward contract and the spot rate at the consolidated balance sheets date results in an unrealized gain or loss. The premium or discount represents the difference between the contracted rate and the spot rate at the date of inception, and is amortized over the life of the contract on a

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE G -- DISCLOSURE ABOUT DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) straight-line basis. The following summarizes the notional amount of contracts, unrealized gains and losses and amortized premiums at March 31, 1997, 1996 and 1995: (In thousands)

                                MARCH 31, 1997             MARCH 31, 1996              MARCH 31, 1995
                            ----------------------     -----------------------     -----------------------
                             U.S.       UNREALIZED      U.S.       UNREALIZED        U.S.       UNREALIZED
                            DOLLARS        GAIN        DOLLARS        GAIN         DOLLARS         GAIN
CURRENCY                    EQUIV.        (LOSS)       EQUIV.        (LOSS)         EQUIV.        (LOSS)
--------                    -------     ----------     -------     -----------     --------     ----------
British pound.............  $22,053       $ (746)      $19,990       $   281       $ 28,664      $ (1,218)
Japanese yen..............   15,034        1,490        23,278         2,035         26,131        (3,383)
German mark...............   15,459        1,274        16,702           272         20,206        (1,632)
French franc..............   13,279          979        17,206            38         18,012        (1,095)
Canadian dollar...........    6,054           95         7,692           (45)         8,013            79
Australian dollar.........    2,163           10         2,456          (133)         2,547            10
                            -------      -------       -------       -------       --------       -------
                            $74,042        3,102       $87,324         2,448       $103,573        (7,239)
                            =======                    =======                     ========
Premium amortization......                   578                         529                           84
                                         -------                     -------                      -------
                                          $3,680                     $ 2,977                     $ (7,155)
                                         =======                     =======                      =======

     The unrealized gains or losses and amortized premiums will be offset by any foreign currency exchange gains or losses realized upon the settlement of the cash flows received from the foreign subsidiaries or through the translation of the foreign subsidiaries' financial statements, which are denominated in the various foreign currencies noted above. The unrealized gains or losses and amortized premiums are included in foreign exchange gain in the accompanying consolidated statements of income. The counterparties to these foreign currency transactions are major financial institutions and accordingly, the Company does not anticipate nonperformance by such counterparties. Additionally, the Company does not enter into leveraged derivative transactions.

NOTE H -- INVESTMENT IN JOINT VENTURES

     In February 1995, Coulter Pharmaceutical, Inc. ("CPI"), was organized and established for the purpose of researching, developing and marketing certain potential cancer-curing products. As of March 31, 1997, a joint-venture partner and other investors have contributed $63,624,000 in cash for an 84% ownership interest. The Company contributed certain technology (with no net book value) in exchange for a 16% and 51% ownership interest in CPI as of March 31, 1997 and 1996, respectively. As a result of cash contributions from certain outside investors, the Company recorded $3,306,000, $7,203,000, $1,384,000 and
$1,667,000 as other income in the consolidated statements of income for the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995, respectively. CPI incurred losses of $14,219,000, $17,203,000, $4,718,000 and $216,000 for the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995, respectively. The Company's proportionate share of such losses were $2,209,000, $3,998,000, $2,540,000 and $145,000 and have been recorded as other expense in the consolidated statements of operations for the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995, respectively. Management believes that the Company has the ability to significantly influence the operating and financial policies of CPI.

     CPI executed a public offering of its stock during 1997. At March 31, 1997, the market value of the Company's investment in CPI totalled $15,203,000. This amount exceeds the carrying value of the Company's investment by $11,649,000.

     In February 1997, Coulter Cellular Therapies, Inc. ("CCTI") was organized and established for the purpose of researching, developing and marketing medical technologies to treat cancer using cellular

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE H -- INVESTMENT IN JOINT VENTURES (CONTINUED) therapeutic monoclonal antibodies. The Company contributed certain technology (with no net book value) in exchange for a 68% ownership interest in CCTI. A joint-venture partner contributed cash of $4,675,000 in exchange for the remaining 32%. As a result of the joint-venture partner's contribution, the Company recorded $3,179,000 as other income in the consolidated statements of operations at March 31, 1997. The remaining contribution of $1,496,000 was recorded as minority interest. From February 1997 to September 1997, CCTI was consolidated with the Company; however, at October 31, 1997, CCTI was accounted for using the equity method of accounting.

     CCTI incurred losses of $1,935,000 and $246,000 for the seven months ended October 31, 1997 and for the two months ended March 31, 1997, respectively, whereby the Company's proportionate share of $1,316,000 and $167,000, respectively, were charged to the consolidated statements of income for the seven months ended October 31, 1997 and for the year ended March 31, 1997, respectively. At March 31, 1997, CCTI had a cash balance of $4,358,000; other assets of $221,000; and accrued liabilities of $150,000 which are included in the consolidated balance sheets at March 31, 1997.

     In October 1997, the Board of Directors declared a dividend-in-kind to the stockholders consisting of the common stock of both CPI and CCTI, 1,666,666 and 4,900,000 shares, respectively. Such stock had a book value of $5,833,000 at October 31, 1997.

NOTE I -- BUSINESS ACQUISITION

     On June 30, 1995, the Company acquired Immunotech, S.A. and subsidiaries ("IOT") which is engaged in the research, development, manufacturing and distribution of monoclonal antibodies. The principal office of IOT is located in Marseille, France. This business acquisition was accounted for under the purchase method of accounting. The total cost of this acquisition was $25,444,000 which exceeded the fair value of net assets acquired of IOT by $13,195,000. The excess of cost over fair value of net assets acquired (goodwill) is recorded in other assets in the consolidated balance sheets and is being amortized on a straight-line basis over twenty years.

     The Company acquired 97% of the common stock and 100% of the outstanding warrants of IOT. The purchase price was paid in cash, except for $2,000,000 which will be paid in two equal interest-free installments in fiscal years 1998 and 1999. The unpaid purchase price is included in current and long-term debt in the consolidated balance sheets.

     The following summarizes the results of operations of the Company on a proforma basis (unaudited) with the assumption that IOT was acquired on April 1, 1994 (In thousands):

                                                               FOR THE YEAR ENDED
                                                             -----------------------
                                                             MARCH 31,     MARCH 31,
                                                               1996          1995
                                                             ---------     ---------
            Net sales......................................  $ 702,803     $ 692,199
                                                              ========      ========
            Net income.....................................  $  33,681     $  18,265
                                                              ========      ========

NOTE J -- SETTLEMENT OF PATENT INFRINGEMENT

     In November 1993, the Company agreed to pay a plaintiff $8,000,000 as consideration to release and discharge the Company from any claims, liabilities and damage caused by the infringement of certain patents. This amount was recorded as a settlement of such infringement in the year ended March 31, 1994. Payments of $8,000,000 have been remitted through March 31, 1997.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE J -- SETTLEMENT OF PATENT INFRINGEMENT (CONTINUED)
     Under the terms of the settlement, the Company is also obligated to pay royalties on the net sales of certain equipment and related products at a minimum of $1,000,000 per year through August 1998. For the seven month period ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995 royalty expense of $1,012,000, $1,722,000, $1,895,000 and $1,848,000,
respectively, was recorded in the consolidated statements of income.

NOTE K -- RESTRUCTURING CHARGES

     For the year ended March 31, 1997, the Company recorded estimated domestic and foreign restructuring charges of $5,947,000. The objective of restructuring is to reduce future costs and improve operating results. Restructuring included the termination of certain employees and the discontinuance of certain research and development activities. The charges consisted primarily of severance and retirement incentive pay; the cost of extended employees' benefits; and consulting fees. The Company believes that the accrued restructuring charge is adequate to cover associated costs. These restructuring charges were included in accrued liabilities in the consolidated balance sheets at March 31, 1997. The function and number of employees terminated were as follows:

            FUNCTION                                            NUMBER OF EMPLOYEES
            --------                                            -------------------
            Administration....................................           33
            Research & Development............................           46
            Sales & Marketing.................................           25
            Manufacturing.....................................           46
                                                                        ---
                                                                        150
                                                                        ===

NOTE L -- CHANGE IN STOCKHOLDERS' EQUITY

     In August and September 1996, the Company purchased 323 shares of its Class A and 308 shares of Class B common stock from the estate of a stockholder. The purchase price per share was $12,222 and $12,338, respectively, resulting in a total purchase price of $7,747,000 paid in cash. The shares were subsequently retired and cancelled.

     In October 1997, the Company sold 216 shares of its Class A common stock to the estate of a stockholder. The price per share was $12,222 and resulted in a total sale price of approximately $2,640,000 in cash.

NOTE M -- BENEFIT PLANS

  Postretirement Benefits for Domestic Employees

     The Company provides a Healthcare Benefits and Life Insurance Plan (the "Plan") for retired domestic employees. Substantially all of the Company's employees become eligible for benefits when they reach the age of 55 and meet certain service requirements while working for the Company. Generally, healthcare benefits are provided to individuals when they or their spouse become eligible for Medicare benefits. Prior to eligibility for Medicare, retirees may elect coverage if they pay the required participants' contribution.

     The domestic accumulated postretirement benefit obligation represents the present value of the estimated future benefits payable to current retirees and a pro rata portion of estimated benefits payable to active employees after retirement. The domestic postretirement benefit cost recorded in the consolidated statements

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)
of income for the years ended March 31, 1997, 1996 and 1995 includes the following components (In thousands):

                                                     FOR THE SEVEN       FOR THE YEAR ENDED MARCH 31,
                                                      MONTHS ENDED       ----------------------------
                                                    OCTOBER 31, 1997      1997       1996       1995
                                                    ----------------     ------     ------     ------
Service cost......................................       $  468          $  997     $  810     $  733
Interest cost.....................................          946           2,221      2,040      2,024
                                                         ------          ------     ------     ------
                                                         $1,414          $3,218     $2,850     $2,757
                                                         ======          ======     ======     ======

     The Company funds the postretirement benefit costs each year through the payment of medical claims and insurance premiums. The following table sets forth the amounts recognized in the Company's consolidated balance sheets at March 31, 1997 and 1996 (In thousands):

                                                                    1997        1996
                                                                   -------     -------
        Accumulated postretirement benefit obligation:
          Retirees...............................................  $13,815     $16,643
          Fully eligible active participants.....................    5,194       4,133
          Other active participants..............................   11,151       7,445
                                                                   -------     -------
                                                                    30,160      28,221
          Unrecognized loss......................................   (1,598)     (1,925)
                                                                   -------     -------
          Accrued postretirement benefit costs...................  $28,562     $26,296
                                                                   =======     =======

     Annual net periodic postretirement benefit costs were calculated using the assumed discount rate of 7.50% for the seven months ended October 31, 1997, 7.75% for fiscal 1997, 8.50% for fiscal 1996 and 8.25% for fiscal 1995. The accumulated postretirement benefit obligation was determined by using a discount rate of 7.75% at March 31, 1997 and 1996.

     If the healthcare cost trend rate increased by an additional 1.0%, the accumulated postretirement benefit obligation would have increased by $5,662,000 (or 19%) as of March 31, 1997 and $4,571,000 (or 16%) as of March 31, 1996. The
aggregate of the service and interest cost would have increased by $334,000 (or 24%) for the seven months ended October 31, 1997, $826,000 (or 26%) for fiscal 1997, $707,000 (or 25%) for fiscal 1996 and $427,000 (or 16%) for fiscal 1995.

  Savings Incentive and Retirement Plus Plan for Domestic Employees

     The Coulter Corporation Savings Incentive and Retirement Plus Plan ("The Plan") was established on March 31, 1996 by the Company as an amendment and restatement of the Coulter Corporation Savings Incentive Plan established on July 1, 1984. The Plan was created to provide various benefits through savings and retirement contributions.

     The Plan meets the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code Sections 401(a), 401(k) and 501(a). The Plan is exempt from federal income taxation and has received a favorable tax determination letter from the Internal Revenue Service.

     The Savings Incentive Segment ("SI Segment") of The Plan seeks to provide retirement and other benefits for the employees, systematic savings, to accumulate funds on a tax advantageous basis and to meet some of the larger expenses incurred during their careers. The Company makes a matching contribution equal to 100% of the first 1% of the savings contributions made by the participant and 50% of the savings contribution from 2% to 6%. Savings contributions in excess of 6% of annual compensation are not matched by the Company. Participants' savings contributions and the Company's matching contribution are paid to the SI

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)
Segment on a monthly basis. For the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995, the Company's contributions to the SI Segment of the Plan were $2,750,000, $4,801,000, $4,553,000 and
$4,511,000, respectively.

     The Retirement Plus Segment ("RP Segment") of the Plan is a defined contribution plan designed to provide retirement, disability and death benefits to employees. Participants may retire at normal retirement age (65) to receive benefits and those who terminate after completing five years of employment are fully vested in such benefits. Retirement benefits can be received at an earlier age. The employer's contributions are based on the age and salary levels of employees as defined in The Plan and are paid on a quarterly basis. Employees do not contribute to the RP Segment of The Plan. For the seven months ended October 31, 1997 and for the year ended March 31, 1997, the Company contributed $3,680,000 and $7,290,000, respectively, to the RP Segment of The Plan.

  Defined Benefit Plan for Domestic Employees

     On December 31, 1995 and March 31, 1996, the Company curtailed and terminated, respectively, its defined benefit plan (Coulter Corporation Pension
Plan) for domestic employees. On January 1, 1996, the Coulter Corporation Retirement Plus Plan ("Plus Plan") was established as a defined contribution plan. The Plus Plan was funded by employees' rollover contributions from the terminated plan as well as quarterly contributions paid by the Company. For the three months ended March 31, 1996, the Company's contributions were $1,681,000.

     Effective March 31, 1996, the investment activity, administrative functions and governmental reporting of the Plus Plan was combined with the Savings Incentive Plan for improved effectiveness and efficiency.

     The termination of the defined benefit plan resulted in a gain of $3,776,000 which was recorded as other income in the consolidated statement of operations for the year ended March 31, 1996. At March 31, 1996, the unfunded defined benefit obligation of $12,270,000 was included in accrued liabilities in the consolidated balance sheets. Full and final payment of such obligation occurred in June 1996.

     Domestic defined benefit pension costs recorded in the consolidated statements of income for the years ended March 31, 1996 and 1995 included the following components:

                                                                            U.S. PLAN
                                                                        1996        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Service cost during the year.....................................  $ 2,914     $ 3,538
    Interest on projected benefit obligation and service cost........    4,889       5,675
    Expected return on Plan assets...................................   (3,039)     (2,968)
    Amortization of unrecognized net assets at transition............     (237)       (315)
    Loss on net assets during the year deferred for future
      recognition....................................................       --        (713)
    Amortization of unrecognized prior service cost and losses.......      157         259
                                                                       -------     -------
                                                                       $ 4,684     $ 5,476
                                                                       =======     =======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)
     The following sets forth the unfunded status of the domestic plan at March 31, 1996:

                                                                           U.S. PLAN
                                                                              1996
                                                                         --------------
                                                                         (IN THOUSANDS)
        Actuarial present value of benefit obligation:
          Vested benefits..............................................     $ 16,059
          Nonvested benefits...........................................          566
                                                                             -------
        Accumulated benefit obligation.................................       16,625
        Fair value of assets held in the Plan..........................       (4,355)
                                                                             -------
        Unfunded defined benefit obligation included in accrued
          liabilities..................................................     $ 12,270
                                                                             =======

     The above amounts of the defined benefit obligation were measured based on the following assumptions:

                                                                             U.S. PLAN
                                                                               1996
                                                                             ---------
        Discount rate:
          Pre-retirement...................................................     7.4%
          Post-retirement..................................................     7.4%

  Defined Benefit Plans for Foreign Employees

     The Company also sponsors noncontributory and contributory defined benefit plans (the "Plans") covering certain foreign employees. The Plans call for benefits to be paid to eligible employees at retirement based primarily upon age, years of service and compensation rate. Disability and death benefits are also available.

     The Company's funding policy is to contribute as required by income tax laws. Contributions to the Plans reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Assets of the Plans consist primarily of common and preferred stocks, investment grade corporate bonds, government obligations and short-term money market instruments.

     Net foreign pension costs recorded in the Company's consolidated statements of income included the following components for the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995:

                                                            FOREIGN PLANS
                                        -----------------------------------------------------
                                             FOR THE
                                          SEVEN MONTHS         FOR THE YEAR ENDED MARCH 31,
                                        ENDED OCTOBER 31,     -------------------------------
                                              1997             1997        1996        1995
                                        -----------------     -------     -------     -------
                                                           (IN THOUSANDS)
        Service cost during the
          year........................       $ 1,313          $ 2,299     $ 2,221     $ 2,065
        Interest on projected benefit
          obligation and service
          cost........................         1,728            2,805       2,795       2,317
        Expected return on Plans
          assets......................        (2,089)          (4,387)     (5,701)     (2,612)
        Amortization of unrecognized
          net assets at transition....           (97)            (143)       (115)       (119)
        (Loss) gain on net assets
          during the year deferred for
          future recognition..........          (265)             818       2,875         305
                                             -------          -------     -------     -------
                                             $   590          $ 1,392     $ 2,075     $ 1,956
                                             =======          =======     =======     =======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE M -- BENEFIT PLANS (CONTINUED)
     The following sets forth the funded status of the Plans and the amounts shown in the Company's consolidated balance sheets at March 31, 1997 and 1996:

                                                                       FOREIGN PLANS
                                                                     -----------------
                                                                      1997      1996
                                                                     -------   -------
                                                                      (IN THOUSANDS)
        Actuarial present value of benefit obligation:
        Vested benefits............................................  $28,824   $25,305
        Nonvested benefits.........................................    2,415     2,322
                                                                     -------   -------
        Accumulated benefit obligation.............................   31,239    27,627
        Effect of anticipated future compensation levels...........    9,617     8,981
                                                                     -------   -------
        Projected benefit obligation...............................   40,856    36,608
        Fair value of assets held in the Plans.....................   45,006    39,563
                                                                     -------   -------
        Funded excess of projected benefit obligation over fair
          value of assets held in the Plans........................   (4,150)   (2,955)
        Net unrecognized gain from past experience different from
          that assumed and effects of changes in assumptions.......   10,076     8,889
        Unrecognized prior service cost............................     (918)     (667)
        Unrecognized net assets at transition......................    1,874     1,652
        Pension costs included in accrued liabilities..............     (151)     (395)
                                                                     -------   -------
        Accrued pension costs......................................  $ 6,731   $ 6,524
                                                                     =======   =======

     The above amounts of the projected benefit obligation are measured based on the following assumptions:

                                                                                  FOR THE YEAR ENDED
                                                      FOR THE SEVEN MONTHS             MARCH 31,
                                                       ENDED OCTOBER 31,     ---------------------------
                                                              1997               1997           1996
                                                      --------------------   ------------   ------------
Discount rate:
  Pre-retirement....................................        4.0 - 7.0%         4.0 - 8.0%     5.5 - 8.5%
  Post-retirement...................................        4.0 - 7.0%         4.0 - 8.0%     5.5 - 8.5%
Weighted-average rate of compensation increase......        3.0 - 5.0%         3.0 - 6.0%     3.0 - 6.5%
Weighted-average of expected long-term rate of
  return on Plans assets............................        3.0 - 8.0%         3.0 - 8.5%     3.0 - 8.5%
Straight-line amortization of unrecognized net
  assets at transition..............................      16 - 20 yrs.       16 - 20 yrs.   16 - 20 yrs.

NOTE N -- SIGNIFICANT CUSTOMER

     During the seven months ended October 31, 1997 and the years ended March 31, 1997, 1996 and 1995, a customer accounted for approximately 17%, 17%, 16%, and 14%, respectively, of total Company revenues. At March 31, 1997 and 1996 amounts due from this customer aggregated $22,726,000 and $19,766,000 and are included in accounts receivable in the accompanying consolidated balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE O -- SALE OF THE COMPANY

     Effective November 1, 1997, the Company was acquired by Beckman Instruments, Inc. (Beckman) who purchased 100% of the outstanding shares of the Company's common stock pursuant to a Stock Purchase Agreement, dated August 29, 1997. The purchase price was $875,000,000 in cash, the assumption of approximately $180,000,000 of indebtedness and $100,000,000 of other obligations.

     As of October 31, 1997, the Company recorded a payable due to Beckman for $109,674,000 since certain of the Company's indebtedness had been extinguished by Beckman. No repayment terms have been determined, however interest of 7% per annum is being charged to the Company.

NOTE P -- INCOME TAXES

     The provision for income taxes for the seven months ended October 31, 1997 and for the years ended March 31, 1997, 1996 and 1995, includes the following components:

                                                FOR THE SEVEN MONTHS    FOR THE YEAR ENDED MARCH 31,
                                                 ENDED OCTOBER 31,     ------------------------------
                                                        1997            1997        1996        1995
                                                --------------------   -------     -------     ------
                                                                   (IN THOUSANDS)
Current income tax expense
  U.S. Federal................................        $  4,989         $ 1,230     $   143     $1,932
  U.S. state and local........................           1,766             383         200        499
  Foreign.....................................           5,875           8,490       9,007      4,791
                                                       -------         -------     -------     ------
                                                        12,630          10,103       9,350      7,222
                                                       -------         -------     -------     ------
Deferred income tax (benefit) expense
  U.S. Federal................................          (3,882)         (4,000)     (4,200)        --
  U.S. state and local........................            (405)           (500)       (600)        --
  Foreign.....................................             715             (70)         78        285
                                                       -------         -------     -------     ------
                                                        (3,572)         (4,570)     (4,722)       285
                                                       -------         -------     -------     ------
Provision for income taxes....................        $  9,058         $ 5,533     $ 4,628     $7,507
                                                       =======         =======     =======     ======

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE P -- INCOME TAXES (CONTINUED)

     The following is a summary of the Company's deferred tax asset (liability) positions at March 31, 1997 and 1996 (In thousands):

                                                          1997                        1996
                                                 -----------------------     -----------------------
                                                 CURRENT     NON-CURRENT     CURRENT     NON-CURRENT
                                                 -------     -----------     -------     -----------
Nondeductible reserves:
  Postretirement benefits......................  $    --      $  10,853      $    --      $   9,992
  Warranty and installation....................    4,921             --        4,112             --
  Inventories..................................    5,407             --        4,860             --
  Vacation.....................................    4,093             --        3,911             --
  Unrealized foreign exchange gain.............     (750)            --       (1,014)            --
  Other........................................    5,463          5,094        2,977          2,662
Excess of book over tax basis of net assets
  used in leasing operations...................       --        (11,669)          --        (13,016)
Excess of book over tax basis of investments in
  joint-ventures...............................       --         (3,563)          --             --
U.S. tax credit carryforwards..................      900         19,900           --         25,000
                                                 -------     -----------     -------     -----------
                                                  20,034         20,615       14,846         24,638
Valuation allowance............................   (6,392)       (21,205)      (4,923)       (25,457)
                                                 -------     -----------     -------     -----------
                                                 $13,642      $    (590)     $ 9,923      $    (819)
                                                 =======      =========      =======      =========

     The current portion of deferred tax assets is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. At March 31, 1997, it includes $10,700,000 related to domestic operations and $2,942,000 related to foreign operations (primarily operations in Japan). At March 31, 1997, the non-current portion consists of a deferred tax asset of $3,524,000, relating to operations in France and the U.S., which is included in other assets, and a deferred tax liability of $4,114,000, which is reported as a separate line item on the accompanying consolidated balance sheets.

     The Company has recognized its domestic current and non-current deferred tax assets derived from temporary books/tax differences as it expects to generate sufficient taxable income in the future to realize these benefits. Such deferred tax assets have been calculated using regular tax rates with a corresponding reduction, through the valuation allowance, to reflect the deferred tax assets at the lower alternative minimum tax rate. Domestic deferred tax assets derived from tax credit carryforwards in the amount of $900,000 are included in prepaid expenses, as such credits are projected to be utilized next year. Other Domestic deferred tax assets derived from tax credit carryforwards have been fully reserved, however, through the valuation allowance, due to uncertainties regarding the Company's ability to generate sufficient taxable income in the U.S. and limitations on the recognition of certain credit carryforwards under U.S. tax laws. The deferred tax assets relating to operations in France and Japan have been recognized, as in the opinion of management it is more likely than not that the foreign subsidiaries to which the deferred assets relate will generate sufficient taxable income to realize such deferred tax assets. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of the future taxable income necessary to realize such assets are reduced.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE P -- INCOME TAXES (CONTINUED)

Below is a summary showing the amounts and expiration dates of the tax credit carryforwards available on a tax basis to reduce future U.S. consolidated federal income tax liabilities (In thousands):

          YEAR OF                                FOREIGN TAX     INVESTMENT TAX     R & D TAX
        EXPIRATION                                 CREDIT            CREDIT          CREDIT
        ----------                               -----------     --------------     ---------
          1999                                     $ 1,158            $ --           $    --
          2000                                          --               1             1,400
          2001                                       1,655             173               100
          2002                                          --              --               500
          2003                                          --              --               300
          2004                                          --              --             1,000
          2005                                          --              --             1,100
          2006                                          --              --               600
          2007                                          --              --               900
          2008                                          --              --             1,200
          2009                                          --              --             1,500
          2010                                          --              --             2,100
          2011                                          --              --               600
          2012                                          --              --             1,600
                                                    ------            ----           -------
                                                   $ 2,813            $174           $12,900
                                                    ======            ====           =======

     On an Alternative Minimum Tax ("AMT") basis, the carryforwards are the same as above, except for the foreign tax credit. The AMT foreign tax credit carryforward is $2,300,000 expiring in 1998, $2,200,000 expiring in 1999, $700,000 expiring in 2000, $2,400,000 expiring in 2001 and $1,463,000 expiring in 2002. The minimum tax credit carryforward is $4,900,000 and may be carried forward indefinitely.

     The difference between the reported tax provision and the provision computed by applying the statutory U.S. federal income tax rate currently in effect to income before income taxes for the seven months ended October 31, 1997 and for each of the three years ended March 31, 1997, is primarily due to the effect of AMT, state and foreign income tax rates and the tax impact of the gain on distribution of stock to shareholders of $5,332,000 for the seven months ended October 31, 1997. Additionally, the Company recognized deferred tax benefits related to changes in the valuation allowance of $2,300,000, $4,500,000, $4,800,000 and $1,800,000 for the seven months ended October 31,
1997 and for the years ended March 31, 1997, 1996 and 1995, respectively.

     A provision has not been made for U.S. income taxes, or additional foreign income taxes, on undistributed earnings of foreign subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings, however, the Company believes that U.S. foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax on such earnings.

     The Company's U.S. federal income tax returns for the years 1991 through 1993 are currently under review by the Internal Revenue Service ("IRS"). In the opinion of management, the final result of the IRS's audit will not have a material adverse effect on the Company's financial position or results of operations.

     The Company's subsidiary in Brazil is contesting a tax assessment issued several years ago, covering 1989 through 1991. At this time, it is not possible to estimate the amount of any additional tax liability. However, in the opinion of management, the ultimate liability will be substantially offset by available net operating loss carryforwards and will not have a material impact on the Company's financial position and results of operations.

                      COULTER CORPORATION AND SUBSIDIARIES

NOTE Q -- COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases a substantial portion of its warehouse, office space, production and office equipment under long-term, noncancellable operating leases. Rental expense was approximately $10,111,000 in the seven months ended October 1997, $11,350,000 in fiscal 1997, $11,744,000 in fiscal 1996 and
$11,722,000 in fiscal 1995.

     As of March 31, 1997, commitments for base rentals for operating leases and future payments for computer services rendered by an independent management information systems company, excluding taxes and insurance, are as follows (In thousands):

                  1998.............................................. $ 6,232
                  1999..............................................   4,065
                  2000..............................................   1,136
                  2001..............................................     847
                  2002..............................................     646
                  Thereafter........................................   1,407
                                                                     -------
                                                                     $14,333
                                                                     =======

  Legal Matters

     In January, 1996, the Company notified Hematronix, Inc. ("Hematronix"), a competitive reagent manufacturer, that it believed Hematronix was selling certain reagents and controls that infringed certain Company owned patents. In response to these claims by the Company, Hematronix filed a complaint on April 15, 1996 in the United States District Court for the Eastern District of California against the Company. The complaint seeks a declaratory judgment that certain patents of the Company are invalid and thus not infringed. The complaint also includes antitrust and related business tort claims regarding the Company's sales and leasing activities. Currently at issue are four (4) United States patents and the various antitrust claims raised by Hematronix. The Company has counterclaimed that Hematronix has willfully infringed each of the patents at issue. In addition, the Company has answered Hematronix's antitrust complaint and denied violation of any of the antitrust laws or business tort claims set forth by Hematronix in the complaint.

     A trial is set for 1998. The patent infringement matter will be tried first and the antitrust issues will be tried in a separate trial. The Company's management believes that it will prevail with regard to the infringement matters in the patent actions, and that as a result of such finding the antitrust case will not go forward. The Company is seeking a permanent injunction with regard to the patents claimed to be infringed and reasonable royalties resulting from such infringement.

     Certain other claims, suits and complaints in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are without merit or are of such kind and involve such amounts that their resolution, net of related insurance coverage, would not have a material effect on the consolidated financial position or results of operations of the Company.

  Long Term Incentive Plan

     Effective April 1, 1995, the Company established a Long Term Performance Plan (the "LTPP") to inspire and reinforce outstanding performance in selected key employees whose efforts contribute substantially to the achievement of the Company's long term goals and objectives. The LTPP provides for financial awards to certain employees based on the Company's achievement of certain financial objectives during the cumulative period from April 1, 1995 to March 31, 1998. The Company has accrued $3,800,000 and $1,500,000 related to the LTPP as of March 31, 1997 and 1996, respectively. These amounts are included in accrued liabilities in the accompanying consolidated balance sheets.

                      COULTER CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                           1997         1996
                                                                         --------     --------
NET SALES..............................................................  $330,279     $316,749
COST OF SALES..........................................................   172,651      163,431
                                                                         --------     --------
          Gross profit.................................................   157,628      153,318
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........................   108,262      108,890
RESEARCH AND DEVELOPMENT EXPENSES......................................    36,873       43,010
                                                                         --------     --------
          Operating income.............................................    12,493        1,418
                                                                         --------     --------
OTHER EXPENSE (INCOME):
  Interest expense.....................................................     6,541        6,030
  Interest income......................................................    (4,204)      (4,053)
  Foreign exchange gain................................................    (2,092)         (72)
  Other, net...........................................................     3,460         (848)
                                                                         --------     --------
                                                                            3,705        1,057
                                                                         --------     --------
          Income before provision for income taxes.....................     8,788          361
PROVISION FOR INCOME TAXES.............................................     2,374           95
                                                                         --------     --------
          Net income...................................................  $  6,414     $    266
                                                                         ========     ========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                                                 1997         1996
                                                                                               --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................................................................  $  6,414     $    266
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation and amortization............................................................    12,478       11,828
    Provision for doubtful accounts..........................................................     1,526        1,140
    Provision for inventory obsolescence.....................................................     7,146        6,451
    Provision for postretirement benefit costs...............................................     1,541        1,622
    Deferred income tax benefit..............................................................    (3,474)      (5,240)
    Loss on disposal of property, plant and equipment........................................       335          146
    Unrealized foreign exchange loss on forward contracts....................................     1,459          983
CHANGE IN ASSETS AND LIABILITIES:
  (Increase) decrease in --
    Accounts receivable......................................................................    28,867       16,642
    Inventories..............................................................................   (10,270)     (27,933)
    Refundable income taxes..................................................................      (894)         (46)
    Prepaid expenses and other current assets................................................    (1,780)      (2,316)
    Other assets.............................................................................    (3,018)        (823)
  Increase (decrease) in --
    Accounts payable.........................................................................    (7,136)     (10,876)
    Accrued liabilities......................................................................      (493)     (26,552)
    Income taxes payable.....................................................................     1,789          926
    Estimated warranty costs.................................................................    (1,833)      (2,497)
    Unearned service contract revenue........................................................    (1,438)        (407)
    Accrued pension costs....................................................................       345           14
    Accrued postretirement benefit costs.....................................................      (238)        (326)
    Long-term unearned service contract revenue..............................................    (1,565)        (967)
                                                                                               ---------    ---------
    Net cash provided by (used in) operating activities......................................    29,761      (37,965)
                                                                                               ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment........................................     2,549        4,076
  Capital expenditures.......................................................................   (14,367)     (36,899)
  Finance receivables originated.............................................................   (14,126)      (4,730)
  Principal payments received from finance receivables.......................................    13,318       10,129
  Decrease in minority interests.............................................................      (777)        (508)
                                                                                               ---------    ---------
        Net cash used in investing activities................................................   (13,403)     (27,932)
                                                                                               ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...............................................................    32,498       86,461
  Principal payments of long-term debt.......................................................   (47,812)     (30,167)
  Principal payments of notes payable due to stockholder.....................................    (1,000)      (1,000)
  Purchase of treasury stock.................................................................        --       (7,747)
  Net proceeds from notes payable and foreign bank overdraft facilities......................        85          390
                                                                                               ---------    ---------
    Net cash (used in) provided by financing activities......................................   (16,229)      47,937
                                                                                               ---------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.................................    (1,823)      (1,834)
                                                                                               ---------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS....................................................    (1,694)     (19,794)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD.........................................    28,782       41,286
                                                                                               ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD...............................................  $ 27,088     $ 21,492
                                                                                               =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period:
    Interest.................................................................................  $  6,681     $  7,043
                                                                                               =========    =========
    Income taxes.............................................................................  $  2,910     $  6,727
                                                                                               =========    =========

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

                      COULTER CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 1. REPORT BY MANAGEMENT

     The accompanying unaudited condensed financial statements of Coulter Corporation and subsidiaries (the "Company") have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for the interim periods presented are not indicative of the results that can be expected for a full year.

     The Company's latest fiscal year ended on March 31, 1997. The accompanying unaudited condensed financial statements have been prepared in connection with a proposed business combination with Beckman Instruments, Inc. ("Beckman") (see
Note 6) and reflect results for the six months ended September 30, 1997 and 1996.

 2. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

 3. INVENTORIES

     Inventories are comprised of the following (dollars in thousands):

                                                            SEPTEMBER 30,     SEPTEMBER 30,
                                                                1997              1996
                                                            -------------     -------------
        Finished goods....................................     $ 82,703          $ 81,653
        Raw materials.....................................       27,745            32,232
        Work in process...................................       10,178            11,463
                                                               --------          --------
                                                               $120,626          $125,348
                                                               ========          ========

 4. RESTRUCTURING CHARGES

     During the year ended March 31, 1997 the Company recorded restructuring charges of $5,947,000. The objective of the charges was to reduce future costs and improve operating results. The charge consisted primarily of severance and retirement incentive pay; the cost of extended employees' benefits; and consulting fees. The restructuring costs remaining to be paid at March 31, 1997 were $5,713,000 and are included in accrued liabilities in the March 31, 1997 condensed consolidated balance sheet. For the six-month period ended September 30, 1997, $4,853,000 was charged against this accrual. The Company believes the balance of the accrued restructuring charges of $860,000 which is included in accrued liabilities in the accompanying condensed consolidated balance sheet at September 30, 1997 is adequate.

                      COULTER CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

 5. COMMITMENTS AND CONTINGENCIES

  Legal Matters

     In January, 1996, the Company notified Hematronix, Inc. ("Hematronix"), a competitive reagent manufacturer, that it believed Hematronix was selling certain reagents and controls that infringe certain Coulter owned patents. In response to these claims by the Company, Hematronix filed a complaint on April 15, 1996 in the United States District Court for the Eastern District of California against the Company. The complaint seeks a declaratory judgment that certain patents of the Company are invalid and thus not infringed. The complaint also includes antitrust and related business tort claims regarding the Company's sales and leasing activities. Currently at issue are four (4) United States patents and the various antitrust claims raised by Hematronix. The Company has counterclaimed that Hematronix has willfully infringed each of the patents at issue. In addition, the Company has answered Hematronix's antitrust complaint and denied violation of any of the antitrust laws or business tort claims set forth by Hematronix in the complaint.

     A trial is set for 1998. The patent infringement matter will be tried first and the antitrust issues will be tried in a separate trial. The Company's management believes that it will prevail with regard to the infringement matters in the patent actions, and that as a result of such finding the antitrust case will not go forward. The Company is seeking a permanent injunction with regard to the patents claimed to be infringed and reasonable royalties resulting from such infringement.

     Certain other claims, suits and complaints in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are without merit or are of such kind and involve such amounts that their resolution, net of related insurance coverage, would not have a material effect on the consolidated financial position or results of operations of the Company.

  Taxes

     A provision has not been made for U.S. income taxes, or additional foreign income taxes, on undistributed earnings of foreign subsidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings, however, the Company believes that U.S. foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax on such earnings.

     The Company's subsidiary in Brazil is contesting a tax assessment issued several years ago, covering 1989 through 1991. At this time, it is not possible to estimate the amount of any additional tax liability. However, in the opinion of management, the ultimate liability will be substantially offset by available net operating loss carryforwards and will not have a material impact on the Company's financial position and results of operations.

     The Company's U.S. federal income tax returns for the years 1991 through 1993 are currently under review by the Internal Revenue Service ("IRS"). In the opinion of management, the final result of the IRS's audit will not have a material adverse effect on the Company's financial position or results of operations.

  Employment Agreements

     The Company maintains employment agreements (the "Employment Agreements") with certain executives. These Employment Agreements provide for severance payments in the event these executives are involuntarily terminated following a change of control of the Company (as defined). The Employment Agreements have terms which range from one to three years.

                      COULTER CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

 6. PURCHASE AGREEMENT

     On August 29, 1997, the Company and its stockholders entered into a Stock Purchase Agreement (the "Agreement") with Beckman Instruments, Inc. ("Beckman"). In connection with the Agreement, Beckman will acquire all of the Company's shares in exchange for $875 million in cash and the assumption of liabilities. Beckman, a Delaware corporation, provides systems, chemistries, software and supplies, which automate and simplify biological analysis for use in life science and clinical diagnostics laboratories. The merger is intended to be accounted for under the purchase accounting method. Completion of the transaction is subject to, among other things, regulatory approvals.

     In the event the Agreement receives all required approvals, the Company anticipates incurring liabilities related to the accelerated achievement of certain incentive plans and the granting of other discretionary bonus awards for its U.S. and foreign employees. The Company estimates that it will incur a total liability of approximately $100 million related to these programs.

 7. SUBSEQUENT EVENTS

     On October 20, 1997, the Board of Directors agreed to distribute as a dividend all of the Company's shares of Coulter Pharmaceuticals, Inc. and 4.9 million shares of Coulter Cellular Therapies, Inc. to the respective shareholders of record as of October 30, 1997. This distribution was completed on November 14, 1997. In connection with this transaction, the Company expects to incur a tax liability of $5 million.

                                  EXHIBIT INDEX

                                    FORM 8-K


Exhibit
Number
------
23.1      Consent of KPMG Peat Marwick LLP dated February 16, 1998.
23.2      Consent of Arthur Andersen LLP dated February 20, 1998.



                                       E-1